Exhibit 99.2
NEWS
Anadarko Announces Cash Tender Offer
Seeks to Purchase $1 Billion of Outstanding Notes
HOUSTON, March 9, 2010 – Anadarko Petroleum Corporation (NYSE: APC) today announced that it has commenced a cash tender offer for up to $1 billion aggregate principal amount of specified series of its outstanding debt.
     The tender offer consists of two separate offers: an Any and All Offer and a Maximum Tender Offer, both made pursuant to an Offer to Purchase dated today which sets forth a comprehensive description of the terms of the tender offers.
     In the Any and All Offer, Anadarko is offering to purchase any and all of the 6.750% Senior Notes due May 1, 2011, originally issued by Anadarko Finance Company, its wholly owned subsidiary, as listed in the table below.
     In the Maximum Tender Offer, Anadarko is offering to purchase, under certain conditions, the 6.875% Notes due September 15, 2011, issued by Kerr-McGee Corporation, its wholly owned subsidiary, and the 6.125% Notes due March 15, 2012, and 5.000% Notes due October 1, 2012, issued by Anadarko, as listed in the table below.
     The table below indicates each series of notes included in the tender offers.

			Principal			Fixed
			Amount		Bloomberg	Spread		Early
	CUSIP		Outstanding	Reference U.S. Security	Reference	(basis	Acceptance	Tender
Issuer	Numbers	Title of Security	(US$)	Treasury	Page	points)	Priority Level	Premium
Offer for Notes Listed Below: Any and All Offer
Anadarko Finance Company	032479AC1	6.750% Senior Notes due May 1, 2011	$950,000,000	0.875% U.S. Treasury Note due 4/30/11	PX4	50	N/A	N/A

Offer for Notes Listed Below: Maximum Tender Offer
Kerr-McGee Corporation	492386AS6	6.875% Notes due September 15, 2011	$675,000,000	1.000% U.S. Treasury Note due 8/31/11	PX4	50	1	$30

Anadarko Petroleum Corporation	032511AT4	6.125% Notes due March 15, 2012	$169,748,000	0.875% U.S. Treasury Note due 2/29/12	PX4	85	2	$30

Anadarko Petroleum Corporation	032511AU1	5.000% Notes due October 1, 2012	$82,049,000	0.875% U.S. Treasury Note due 2/29/12	PX4	125	3	$30

     The principal amount of notes to be purchased in the Maximum Tender Offer will be equal to the difference between $1 billion and the principal amount of notes purchased through the Any and All Offer. The amounts of each series of notes that are purchased in the Maximum Tender Offer are prioritized and may be prorated as set forth in the Offer to Purchase.
     The Any and All Offer is scheduled to expire at 5:00 p.m. EDT, on March 15, 2010, unless extended. Holders of notes subject to the Any and All Offer must tender and not withdraw their notes before its expiration date to receive the total consideration.
     The Maximum Tender Offer is scheduled to expire at 5:00 p.m. EDT, on April 6, 2010, unless extended. Holders of notes subject to the Maximum Tender Offer must tender and not withdraw their notes before the early tender date, which is 5:00 p.m. EDT, on March 22, 2010, unless extended, to receive the total consideration. Holders of notes subject to the Maximum Tender Offer who tender their notes after the early tender date will receive the tender offer consideration, which is the total consideration minus $30.00 per $1,000 principal amount of notes tendered by such holder that are accepted for purchase. Holders of notes subject to the Maximum Tender Offer who tender their notes before the early tender date may not withdraw their notes after the early tender date, unless otherwise required by law. Holders of notes subject to the Maximum Tender Offer who tender their notes after the early tender date may not withdraw their notes, unless otherwise required by law.
     The total consideration for each $1,000 principal amount of notes tendered and accepted for payment pursuant to the tender offers will be determined in the manner described in the Offer to Purchase by reference to a fixed spread specified for each series of the notes over the yield based on the bid side price of the U.S. Treasury Security specified on the cover page of the Offer to Purchase, as calculated by the dealer managers at 2:00 p.m. EDT on March 15, 2010 for the Any and All Offer and at 2:00 p.m. EDT on March 22, 2010 for the Maximum Tender Offer. In addition to the total consideration or the tender offer consideration, as applicable, accrued interest up to, but not including, the settlement date will be paid in cash on all validly tendered notes accepted in the tender offers. The settlement dates for the Any and All Offer and the Maximum Tender Offer will follow promptly after the applicable expiration dates and currently are expected to be Tuesday, March 16, 2010 and Wednesday, April 7, 2010, respectively.
     The Any and All Offer and the Maximum Tender Offer are subject to the satisfaction or waiver of certain conditions set forth in the Offer to Purchase, including, among other things, the consummation of Anadarko’s issuance of one or more new series of senior notes with net proceeds of at least $500 million.

     Anadarko has retained Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., and UBS Securities LLC to serve as joint dealer managers, and D.F. King & Co., Inc. to serve as the depositary and information agent for the tender offers.
     Requests for documents may be directed to D.F. King & Co., Inc. by telephone at 888.567.1626 or in writing at 48 Wall Street, New York, New York 10005. Questions regarding the tender offers may be directed to any of Deutsche Bank Securities Inc. at 866.627.0391, Morgan Stanley & Co. Incorporated at 800.624.1808, Goldman, Sachs & Co. at 212.357.4692, or UBS Securities LLC at 888.719.4210.
     This press release is not a tender offer to purchase or a solicitation of acceptance of a tender offer, which may be made only pursuant to the terms of the Offer to Purchase. In any jurisdiction where the laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed made on behalf of Anadarko by Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., and UBS Securities LLC, or one or more registered brokers or dealers under the laws of such jurisdiction.
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. See “Risk Factors” in the Company’s 2009 Annual Report on Form 10-K and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.
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Anadarko Contacts
Media:
John Christiansen, john.christiansen@anadarko.com, 832.636.8736
Matt Carmichael, matt.carmichael@anadarko.com, 832.636.2845
Investors:
John Colglazier, john.colglazier@anadarko.com, 832.636.2306
Chris Campbell, CFA, chris.campbell@anadarko.com, 832.636.8434
Dean Hennings, dean.hennings@anadarko.com, 832.636.2462